Exhibit 99.1

FOR IMMEDIATE RELEASE
News Release

Contacts:	Select Water Solutions
Chris George
Executive Vice President & Chief Financial Officer
(713) 296-1073
IR@selectwater.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
(713) 529-6600
WTTR@dennardlascar.com

SELECT WATER SOLUTIONS ANNOUNCES CFO TRANSITION

HOUSTON, TX – March 4, 2024 – Select Water Solutions, Inc. (NYSE: WTTR) (“Select” or the “Company”), a leading provider of sustainable water and chemical solutions to the energy industry, today announced the appointment of Chris George as Executive Vice President and Chief Financial Officer, effective immediately. The Company also announced that it expects to enter into a separation agreement with Nick Swyka, formerly Senior Vice President and Chief Financial Officer. In the interim, Mr. Swyka will continue to be employed by Select and provide assistance with respect to the transition of his former duties and responsibilities through his anticipated employment end date on March 29, 2024. Mr. Swyka’s departure is not due to a conflict or disagreement with the Company or the Company’s operations, policies or procedures.

Prior to his current appointment, Mr. George served as Senior Vice President, Corporate Development, Investor Relations & Sustainability at Select since January 2022. Mr. George served as Treasurer of the Company from May 2018 until March 2022. Since joining Select in January 2012, Mr. George has served in a variety of additional roles of increasing responsibility, including as Vice President, Investor Relations and Senior Director, Corporate Finance & Investor Relations. Prior to joining Select, Mr. George spent a number of years in the Global Energy Investment Banking Group at UBS Investment Bank, where he focused on public equity and debt capital raises and M&A advisory work within the energy industry. Mr. George attained both his Bachelor of Business Administration in Accounting from the Business Honors Program and his Master in Professional Accounting from the McCombs School of Business at the University of Texas at Austin.

John Schmitz, Chairman of the Board, President and CEO, stated, “With more than a dozen years of dedicated service to Select, Chris has been a longstanding partner of mine, from the Company’s pivotal early growth years through its IPO and more recent acquisition and infrastructure growth strategy. He has proven himself a capable leader with deep functional expertise and technical knowledge across all aspects of the organization. He has led more than two dozen successful acquisitions for Select while also helping drive the strategic evolution of the Company during his tenure. I am pleased to continue partnering with Chris to build long-term value for Select and I would like to congratulate him on his new role.

“Additionally, I would like to thank Nick for his dedicated service and contributions to the Company during his nearly six years with Select. Nick has been a valuable and insightful member of our executive leadership team during his tenure, stewarding the Company’s disciplined financial strategy through both exciting and trying periods alike. He was instrumental in delivering our industry’s first Sustainability-Linked Lending facility and in integrating our numerous acquisitions in recent years. We wish him the best with his future endeavors,” concluded Mr. Schmitz.

The Company has not yet entered into any additional or amended compensatory arrangements with Mr. George in connection with the change to his role and responsibilities as described herein, however, it does intend to undertake an immediate review of his compensatory arrangements in conjunction with the transition. The separation agreement with Mr. Swyka shall include certain payments and benefits as set forth in his Employment Agreement dated March 1, 2019, and other applicable equity award agreements.

About Select Water Solutions, Inc.

Select is a leading provider of sustainable water and chemical solutions to the energy industry. These solutions are supported by the Company’s critical water infrastructure assets, chemical manufacturing and water treatment and recycling capabilities. As a leader in sustainable water and chemical solutions, Select places the utmost importance on safe, environmentally responsible management of water throughout the lifecycle of a well. Additionally, Select believes that responsibly managing water resources throughout its operations to help conserve and protect the environment is paramount to the Company’s continued success.  For more information, please visit Select’s website, https://www.selectwater.com.

WTTR-PR